This business combination involves the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damage arising from the translation.

ANNEX

Business Report

(	April 1, 2011 to March 31, 2012)

1.  Current State of the Business Group

(1)  Business Progress and Results
Japan experienced a temporary economic downturn during the consolidated fiscal year under review due to various factors such as the Great East Japan Earthquake, the flooding that occurred in Thailand, serious power shortage and the appreciation of Japanese Yen; however, consumer spending has picked up modestly and there have been visible signs of recovery in capital investment, and thus Japan’s economy as a whole has been on a gradual recovery trend.

The construction industry continued to be in a difficult situation due to factors such as an increase in labor and material costs despite the fact that both the government and private investments in construction for rehabilitation and reconstruction of the areas affected by the Great East Japan Earthquake have been on a gradual recovery trend.

Under such circumstances, the Group has been working on improving the business results by promoting the mid-term business plan “ADV (Add Value 2011)” scheduled to be completed in FY2011 and further enhancing competitiveness and profitability through various measures such as fixed cost reduction by means of structural reform and the establishment of “Business Management Department” governing matters including orders received by the business departments and their technologies. In addition, the Group has fulfilled the social responsibility as a member of the construction industry and worked on support activities for the Tohoku Region to achieve the earliest possible recovery from the earthquake.

As a result, the Group achieved the following consolidated financial results during the fiscal year under review: Operating revenues totaled 169.3 billion yen (a year-on-year increase of 5.6%), operating income totaled 2.6 billion yen (a year-on-year increase of 154.1%), ordinary income totaled 1.9 billion yen (a year-on-year increase of 764.1%), net income totaled 806 million yen (the Group suffered net loss of 4.8 billion yen in the previous fiscal year.)

The Company’s non-consolidated financial results are as follows:
The amount of orders received totaled 140.9 billion yen (a year-on-year increase of 0.4%).
The breakdown of the construction business
Building construction: 95.3%
Civil engineering: 4.7%
The ratio of public and private sectors
     Public sector: 16.1%
 Private sector: 83.9%

The orders received for construction during the fiscal year under review include the construction of a new Osaka plant of TOPPAN FORMS Co., Ltd, the construction plan of Tsukuba Science business facility of RISO KAGAKU Corporation, and construction work for ice manufacturing and ice storage facilities of Kesennuma Fisheries Cooperative Associations (reconstruction business).

Operating revenues totaled 160.3 billion yen (a year-on-year increase of 4.9%) and the amount carried forward totaled 139 billion yen (a year-on-year decrease of 7.8%). The details are as follows:
The breakdown of the operating revenues
Construction Business: 95.2%,
Real Estate Business: 4.8%
The breakdown of the construction business
Building construction: 93.1%
Civil engineering: 6.9%
The Ratio of public and private sectors
      Public sector: 17.4%
 Private sector: 82.6%

The completed works during the fiscal year under review include the reconstruction work for Ritto Training Center racing stables (the 6th, 7th and 8th periods), construction of a new library attached to Chiba University and other related works, and construction work for Knowledge Hub Leading Core Facilities.

In terms of profitability, the Company has worked on securing profitable orders and improving profit margins for construction works brought forward; however, the gross margin ratio for the completed works was 5.1% (a year-on-year decrease of 0.5%) and the gross margin for the same was 7.7 billion yen (a year-on-year decrease of 5.4%), due to factors such as an increase in labor and material costs. As a result of the efforts to reduce fixed costs by means of structural reform, operating income totaled 2.5 billion yen (a year-on-year increase of 271.1%) and ordinary income totaled 2.2 billion yen (a year-on-year increase of 2,144.2%). Net income totaled 839 million yen (the Company suffered net loss of 4.8 billion yen in the previous fiscal year) due to factors including losses on valuation of equity in affiliates and provision of allowance for contingency losses.

(Reference) Orders received, operating revenues and balance carried forward by business segment of the Company

(Millions of yen)

Business Segment		Balance brought forward	Orders received during the fiscal year	Operating revenues during the fiscal year	Balance carried forward
Construction	Building construction	140,667	134,358	142,109	132,916
	Civil engineering	10,093	6,588	10,598	6,084
	Subtotal	150,760	140,947	152,707	139,000
Real estate		―	―	7,681	―
Total		150,760	140,947	160,389	139,000

(2) Funding situation
No major fund was newly raised during the fiscal year under review.

(3) Capital investment situation
No major capital investment was made during the fiscal year under review.

(4) Financial Position and Income/Loss
(i) Summary of the Group Financial Position and Income/Loss

		Fiscal year ended March 31, 2009	Fiscal year ended March 31, 2010	Fiscal year ended March 31, 2011	Fiscal year ended March 31, 2012
Operating revenues	(Millions of yen)	226,398	159,725	160,389	169,379
Net income	(Millions of yen)	622	646	-4,823	806
Net income per share	(Yen)	7.53	7.81	-58.32	9.76
Total assets	(Millions of yen)	168,949	133,168	127,496	122,573
Net assets	(Millions of yen)	25,143	26,130	20,861	22,735
(Notes)
1. The total amount of orders received by the Group is not listed above due to the fact that it is difficult to obtain the accurate figures.

2. Net income per share was calculated on the basis of the average number of shares issued and outstanding during each term. The average number of shares issued and outstanding during each term was calculated by deducting the number of treasury shares.

(ii) Summary of Financial Position and Income/Loss of the Company

		Fiscal year ended March 31, 2009	Fiscal year ended March 31, 2010	Fiscal year ended March 31, 2011	Fiscal year ended March 31, 2012
Orders received	(Millions of yen)	166,325	170,253	140,353	140,947
Operating revenues	(Millions of yen)	211,812	150,677	152,880	160,389
Net income	(Millions of yen)	536	412	-4,839	839
Net income per share	(Yen)	6.49	4.99	-58.51	10.15
Total assets	(Millions of yen)	161,605	124,845	119,947	115,950
Net assets	(Millions of yen)	23,609	24,199	18,913	20,981

(Note) Net income per share was calculated on the basis of the average number of shares issued and outstanding during each term. The average number of shares issued and outstanding during each term was calculated by deducting the number of treasury shares.

(5) Challenges Facing the Company

In the next fiscal year, the Company expects that the government and private investments in construction continue to increase due to factors such as the restoration of social infrastructures affected by the earthquake; however, it seems that the construction industry continues to be in a difficult situation due to factors including effects from overseas economic trends such as the European debt crisis, a rise in crude oil prices, a rise in electricity costs and a possible increase in labor and material costs.

Under such circumstances, the Company, as a core of the Group, has set the mid-term corporate vision of becoming “a company that can continually improve customer satisfaction by utilizing technological capabilities in response to changing times and customer response capabilities” and “a company that is trusted by concerned parties and has a strong presence in the market” and will strive to implement reforms without allowing a sanctuary for all processes and become a truly competitive company that is trusted by many concerned parties and has a strong presence.

Specifically, the Company will work on “enhancement of development capabilities of market opportunities” for gaining advantages and profitable orders through proposal-based sales by collective technologies and know-how, “enhancement of profit making capabilities” through increased diversification of procurement methods and the review of operation flows, “enhancement of manufacturing capabilities” for improving productivity and quality by enhancing technological capabilities and reforming the construction processes, and “enhancement of corporate strength” contributing to corporate growth in various ways including improvement of human resources cultivation and technological capabilities, risk reductions and fiscal soundness.

Moreover, the Company will aim for continuous corporate growth and enhancement of corporate value through the business alliance with TOA Corporation as well as the capital and business alliance with Hazama Corporation where the Company plans to actively promote the collaborative relationships with both companies by activities such as business cooperation, joint order reception and joint technology development. In addition, the Company will strive to continuously fulfill the social responsibility as a member of the construction industry and work on support activities for the Tohoku Region to achieve the earliest possible recovery from the earthquake.

We would like to ask the Shareholders to provide us with further support and cooperation.

(6) Description of Principal Businesses
The principal business activities of the Group are construction and real estate businesses.
Ando Corporation as a core of the Group has obtained the Specific Construction Contractor license (Special-19) No.1850 by Ministry of Land, Infrastructure and Transportation pursuant to the Construction Business Act and the licensed real estate agency (12) No.1392 by Ministry of Land, Infrastructure and Transportation pursuant to the Building Lots and Buildings Transaction Business Act.

(7) Primary Business Locations
(i)	Ando Corporation
Head Office	3-12-8 Shibaura, Minato-ku, Tokyo 108-8544, Japan
Branches	Sapporo (Sapporo City)	Tohoku (Sendai City)
	Yokohama (Yokohama City)	Shizuoka (Shizuoka City)
	Nagoya (Nagoya City)	Osaka (Osaka City)
	Hiroshima (Hiroshima City)	Kyushu (Fukuoka City)
Overseas Offices	Singapore, Thailand, Malaysia, Philippines, Vietnam
Technology Research Center	(Fujimino City, Saitama Prefecture)

(ii)	Subsidiaries
Addtechno Co., Ltd	Minato-ku, Tokyo
Ryoko Kaihatsu Co., Ltd	Nagoya
EBIRA Inc	Minato-ku, Tokyo
Special Purpose Company No. 310.2	Chuo-ku, Tokyo
Thai ANDO Construction Co., Ltd	Bangkok, Thailand
ANDO Singapore Pte. Ltd	Singapore
ANDO (Malaysia) SDN. BHD	Johor, Malaysia
Pembinaan Ando Sdn. Bhd	Johor, Malaysia
ANDO Philippines Corporation	Manila, Philippines

(8) Employees

(i) Employees of the Group

No. of Employees	Compared to Prior Fiscal Year End
1,595	-215

(Note) The above number does not include temporarily-transferred employees.

(ii) Employees of the Company

No. of Employees	Compared to Prior Fiscal Year End	Average Age	Average of Length of Continuous Employment
1,393	-246	41.2	16.9

(Note) The above number does not include temporarily-transferred employees.

(9) Principal Lenders to the Company

Lender	Amount
Mizuho Corporate Bank, Ltd.	5,600	million yen
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	3,010
Sumitomo Mitsui Trust Bank, Limited	2,300
The 77 Bank, Ltd.	2,130
Sumitomo Mitsui Banking Corporation	1,560
The Shizuoka Bank, Ltd.	1,480
The Tokyo Tomin Bank, Limited	1,220

(10) Status of Significant Subsidiaries

Name	Stated Capital	Ratio of voting rights held by the Company	Principal Business
Addtechno Co., Ltd.	80 million JPY	100%	Construction contractor, Building management
Ryoko Kaihatsu Co., Ltd	80 million JPY	100%	Real-estate business
EBIRA Inc.	80 million JPY	100%	Construction contractor Merchandising business
Special Purpose Company No. 310.2	272 million JPY	100%	Real-estate business
Thai ANDO Construction Co., Ltd	16 million THB	54.13%	Construction contractor
ANDO Singapore Pte. Ltd	6.5 million SGD	100%	Construction contractor
ANDO (Malaysia) SDN. BHD.	20,000 MYR	100%	Construction contractor
Pembinaan Ando Sdn. Bhd.	800,000 MYR	0% (100%)	Construction contractor

(Note) The ratio of voting rights held by the Company in parentheses shows the indirect ownership ratio.

2.  Matters Regarding the Shares of the Company

(1) Total number of authorized shares	250,000,000

(2) Total number of issued shares	85,488,000	(Include treasury shares (2,781,948))

(3) Number of shareholders	6,463

(4) Major shareholders (top 10)

Name of Shareholder	Number of Shares	% of Total
	(Thousands of shares)%
ANDO Corporation. Toka Shareholding Association	4,893	5.92
ANDO Corporation Employee Shareholding Association	3,607	4.36
Mizuho Corporate Bank, Ltd.	3,084	3.73
Miyata Woollenfabric Co., Ltd	2,802	3.39
Meiji Yasuda Life Insurance Company	2,725	3.29
Japan Trustee Services Bank, Ltd. (trust account)	2,667	3.22
The Tokyo Tomin Bank, Limited	1,905	2.30
The Chuo Mitsui Trust and Banking Company, Limited (currently Sumitomo Mitsui Trust Bank, Limited)	1,717	2.08
CBNY DFA International Small Cap Value Portfolio (standing agent: Citibank Japan Ltd.)	1,571	1.90
Fusa Ando	1,563	1.89

Note: Calculations in the ‘% of Total’ column do not include treasury shares

3. Matters regarding corporate officers

(1) Names and other information regarding Directors and Statutory Auditors

Name	Position and responsibilities		Important concurrent position at other companies, etc.
Tsunetaro Yamada	Chairman of the Board and Representative Director		Chairman, The Associated General Contractors of Tokyo
Toshiaki Nomura	Representative Director President and Chief Executive Officer
Ken Aoki	Representative Director Executive Vice President	Senior General Manager, Enterprise Management Division Senior General Manager, Metropolitan Area Division Safety Officer
Yoshinobu Okabe	Director Executive Vice President	Senior General Manager, Office of the President In charge of International Division In charge of Affiliates
Kazuo Ichikawa	Director Senior Executive Officer	Senior General Manager, Urban Redevelopment Division
Akinori Bo	Director Senior Executive Officer	In charge of General Administration Division
Shigeki Endo	Director Senior Executive Officer	Senior General Manager, General Building Works Division Deputy Senior General Manager, Enterprise Management Division
Tadashi Kikuchi	Director Managing Executive Officer	Senior General Manager, Marketing Division
Masanori Komiya	Director Managing Executive Officer	Senior General Manager, Administration Division
Motonori Kinoshita	Statutory Auditor (Full-time)
Shigehiro Wakamatsu	Statutory Auditor (Full-time)
Takashi Ejiri	Statutory Auditor		Attorney at law (Nishimura &Asahi)
Yutaka Higashihara	Statutory Auditor		Certified tax accountant (Yutaka Higashihara Certified Tax Accountant Office)

(Note)
1.	There were following changes in positions and responsibilities of Directors as of April 1, 2012.
	Ken Aoki	Representative Director, Executive Vice President Senior General Manager, Enterprise Management Division, Safety Officer
	Akinori Bo	Director, Executive Vice President In charge of Administration Division
	Shigeki Endo	Director, Senior Executive Officer Senior General Manager, General Building Works Division
2.	Statutory Auditors Takashi Ejiri and Yutaka Higashihara are both outside statutory auditors.
3.	Statutory Auditor Motonori Kinoshita has long been in charge of the accounting matters of the Company and has substantial knowledge of finance and accounting.
4.	Statutory Auditor Takashi Ejiri is an attorney at law and has substantial knowledge of finance and accounting.
5.	Statutory Auditor Yutaka Higashihara is a certified tax accountant and has substantial knowledge of finance and accounting.
6.
Matters regarding important concurrent positions at other companies etc. held by Statutory Auditors Takashi Ejiri and Yutaka Higashihara are described later in Section (4) entitled Matters regarding outside statutory auditors.

7.
Statutory Auditors Takashi Ejiri and Yutaka Higashihara have both satisfied the requirements of independence specified by the Tokyo Stock Exchange and have registered as independent statutory auditor pursuant to Tokyo Stock Exchange Security Listing Rule 436-2.

(2) Name and other information regarding Executive Officers
*Member of Board of Directors.

Name	Title	Responsibilities
Toshiaki Nomura	* President and Chief Executive Officer
Ken Aoki	* Executive Vice President	Senior General Manager, Enterprise Management Division Senior General Manager, Metropolitan Area Division Safety Officer
Yoshinobu Okabe	* Executive Vice President	Senior General Manager, Office of the President In charge of International Division In charge of Affiliates
Kazuo Ichikawa	* Senior Executive Officer	Senior General Manager, Urban Redevelopment Division
Akinori Bo	* Senior Executive Officer	In charge of Administration Division
Shigeki Endo	* Senior Executive Officer	Senior General Manager, General Building Works Division Deputy Senior General Manager, Enterprise Management Division
Yoshikazu Kotegawa	Managing Executive Officer	Technology Officer, Civil Engineering Marketing Division
Tadashi Kikuchi	*Managing Executive Officer	Senior General Manager, Marketing Division
Koichiro Nagashima	Managing Executive Officer	General Manager of Industrial Facilities Division

Masanori Komiya	*Managing Executive Officer	Senior General Manager, Administration Division
Hideaki Tsubota	Managing Executive Officer	Technology Officer, General Building Works Division
Kiyoka Fukunishi	Managing Executive Officer	Deputy Senior General Manager, General Building Works Division
Ryuichi Takai	Executive Officer	Deputy Senior General Manager, Urban Redevelopment Division
Hikaru Iwata	Executive Officer	Senior General Manager, Kyushu Branch
Kenji Tsuboi	Executive Officer	Marketing Officer, Marketing Division
Shoichi Kawamoto	Executive Officer	Senior General Manager, Osaka Branch
Tsutomu Kanai	Executive Officer	Deputy Senior General Manager, Metropolitan Area Division
Katsuhiko Tabuchi	Executive Officer	Senior General Manager, Nagoya Branch
Kazuya Ozawa	Executive Officer	Senior General Manager, Tohoku Branch
Akira Yoshimoto	Executive Officer	Marketing Officer, Marketing Division
Yoshihiro Nasu	Executive Officer	Deputy Senior General Manager, Office of the President General Manager, Human Resource Department
Shinkichi Komatsubara	Executive Officer	Senior General Manager, Building Works Division, Metropolitan Area Division
Hitoshi Kohiruimaki	Executive Officer	Senior General Manager, Housing Works Division, Metropolitan Area Division
Yoshiyuki Kishida	Executive Officer	Deputy Senior General Manager, General Building Works Division
Shozo Tsuji	Executive Officer	Deputy Senior General Manager, Metropolitan Area Division
Masaaki Tomita	Executive Officer	Deputy Senior General Manager, Metropolitan Area Division
Yoichi Matsuura	Executive Officer	Deputy Senior General Manager, Metropolitan Area Division

(Note)
There were following changes in positions and responsibilities of executive officers as of April 1, 2012.
Ken Aoki	Executive Vice President	Senior General Manager, Enterprise Management Division, Safety Officer
Akinori Bo	Executive Vice President	In charge of Administration Division
Shigeki Endo	Senior Executive Officer	Senior General Manager, General Building Works Division
Tsutomu Kanai	Executive Officer	Deputy Senior General Manager, Enterprise Management Division
Shinkichi Komatsubara	Executive Officer	Senior General Manager, Metropolitan Area Building Works Division
Hitoshi Kohiruimaki	Executive Officer	Senior General Manager, Metropolitan Area Housing Works Division
Shozo Tsuji	Executive Officer	Deputy Senior General Manager, Enterprise Management Division
Masaaki Tomita	Executive Officer	Deputy Senior General Manager, Enterprise Management Division
Yoichi Matsuura	Executive Officer	Deputy Senior General Manager, Enterprise Management Division

(3) Remunerations for Directors and Statutory Auditors
Position	Number of Persons Paid	Amount Paid
Directors	9	144,840 thousand yen
Statutory Auditors (of which outside statutory auditors)	4 (2)	29,136 thousand yen (8,400 thousand yen)

(Note) Remuneration payable to Directors does not include the portion corresponding to services rendered as employees for Directors concurrently working as employees.

(4) Matters regarding outside statutory auditors
(a)	Significant outside director/statutory auditor positions etc., concurrently held with other companies etc. and relationship of the Company to said companies etc.

Outside Statutory Auditor: Takashi Ejiri
Mr. Ejiri concurrently serves as outside statutory auditors of KAGOME Co., Ltd., Mitsubishi UFJ Securities Holdings Co., Ltd., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. and DIP Corporation.
However, there is no special relationship between the Company and the above-identified companies.

Outside Statutory Auditor Yutaka Higashihara
Mr. Higashihara concurrently serves as outside statutory auditor of INTERTRADE Co., Ltd. However, there is no special relationship between the Company and said company.

(b)	Major activities in the fiscal year under review

Outside Statutory Auditor: Takashi Ejiri
(i)	Attendance to and Statements made at the Board of Directors Meeting
The attendance rate was 81%.
At the Board of Directors Meetings that Mr. Ejiri attended, as an outside statutory auditor, he asked questions as appropriate regarding matters reported or resolved and also expressed his opinions as necessary, mainly from a broad perspective based on his experience as an attorney.

(ii)	Attendance to and Statements made at the Board of Statutory Auditors Meeting
The attendance rate was 80%.
At the Board of Statutory Auditors Meetings that he attended, Mr. Ejiri made reports on audits he conducted as an outside statutory auditor and asked questions as appropriate regarding audits conducted by other statutory auditors and also expressed his opinions as necessary mainly from a broad perspective based on his experience as an attorney.

Outside Statutory Auditor: Yutaka Higashihara
(i)	Attendance to and Statements made at the Board of Directors Meeting
The attendance rate was 100%
At the Board of Directors Meetings he attended, as an outside statutory auditor, Mr. Higashihara asked questions as appropriate regarding matters reported and resolved and also expressed his opinions as necessary from a broad perspective mainly based on his experience of a tax accountant.

(ii)	Attendance to and Statements made at the Board of Statutory Auditors Meeting
The attendance rate was 100%
Mr. Higashihara made reports on audits he conducted as an outside statutory auditor and asked questions as appropriate regarding audits conducted by other statutory auditors and also expressed his opinions as necessary from a broad perspective mainly based on his experience as a tax accountant.

4. Matters regarding Independent Auditor
(1)	Name of independent auditor Grant Thornton Taiyo ASG LLC

(2)	Remunerations to the independent auditor during the fiscal year under review

Amount paid
(1) Remunerations as the independent auditor of the Company	40,000 thousand yen
(2) Total amount of cash and other economic benefits to be paid by Company and the affiliates	40,000 thousand yen

(Note)
The audit service agreement between the Company and the Independent Auditor does not clearly distinguish the amount of remunerations for audits based on the Companies Act and the Financial Instruments and Exchange Law, and the matter cannot be practically distinguished. Therefore, the amount of (1) indicates the total of such amounts.

(3)	Description of services other than audit service (services other than those prescribed in Article 2, Paragraph 1 of the Certified Public Accountant Act) conducted by the Independent Auditor.
Not applicable.

(4)	Policies regarding determination of dismissal and refusal of reappointment of the independent auditor
If the Independent Auditor is deemed to fall under provisions specified in any of the items of Article 340, Paragraph 1 of the Companies Act, it is the policy of the Company to dismiss the Independent Auditor subject to unanimous approval of all Statutory Auditors.
Moreover, it is the Company’s policy to make decisions regarding reappointment or refusal of reappointment giving due consideration on matters such as services provided by the Independent Auditor and the audit system of the Company.

5.	System to ensure that execution of duties by directors abides by the laws, regulations, and Article of Incorporation and to ensure appropriateness of other businesses.

The Company has promulgated the basic policies regarding “internal control system” as follows to establish a system for appropriate execution of duties.

(1)	System to ensure that execution of duties by directors and employees abides by the laws, regulations, and Article of Incorporation

(a)
The Company and its affiliates (hereafter referred to as “the Group”) shall share the “ANDO Corporation Code of Business Conduct” that prescribes the provisions to accomplish the social mission and ensure compliance with laws and regulations so that the Code of Business Conduct is widely adopted and recognized within the Group. In order to achieve the purpose of the said code of conduct, the Company shall establish and operate a Corporate Ethics Committee where the President serves as the chairperson and Directors and Statutory Auditors act as members.

(b)
The Senior General Manager of Administration Division shall act as the Secretary General of the Corporate Ethics Committee and the General Affairs Department of the Administration Division shall serve as the secretariat of the same. Moreover, a point of contact shall be established in the Administration Division to provide consultation to employees and shall cooperate with each Branch and the General Affairs & Accounting Departments of the affiliates.

(c)	The Internal Auditing Department shall be established and placed under the direct control of the President to perform periodic internal audits.

(d)
Each Department of the Head Office shall distribute information regarding compliance with laws and regulations to the Group companies at the time of enactment, revision and abolition of the related laws and regulations.

(e)	ANDO Help Line shall be established and operated as a whistle-blowing system so that employees of the Group may directly provide information.

(f)
Each Director and employee shall always reject relationships with antisocial forces and groups and act in a resolute manner so as not to submit to their unreasonable demands, and conduct his or herself in a manner that avoids incurring damages and losing the trust of stakeholders.

(2)	Rules and systems related to management of risks of losses

(a)	The ISO 9001 Quality Management System and the ISO 14001 Environmental Management System shall be operated on a company-wide basis to prevent quality and environmental risks.

(b)
The Company’s unique safety and health management system shall be operated on a company-wide basis to prevent risks regarding occupational safety and health and public disaster. Measures such as education and safety patrols shall be conducted by the Safety Department, the Business Branch and the Safety Department of the Head Office to prevent such risks from arising.

(c)
The crisis management manual that prescribes the measures to prevent and deal with risks regarding information security, intellectual properties and other matters shall be periodically revised and the revision notified to the employees.

(d)	In case of emergency situations, the Crisis Management Committee chaired by the President or the officer appointed by the President shall be established to respond to the situations.

(e)
In case of emergency disasters such as an earthquake, the Headquarters for Emergency Disaster Control headed by the President or the Business Branch Headquarters for Emergency Disaster Control headed by the Senior General Manager of the business department shall be established to respond to the disasters pursuant to the Emergency Disaster Handling Procedures.

(f)	The control and monitoring functions for the business management processes and business activities shall be enhanced to prevent and avoid financial risks.

(g)	The financial and other information regarding the Company shall be disclosed in an appropriate and timely manner, pursuant to the Information Disclosure Policy.

(3)	System to ensure that duties of Directors are executed efficiently and system for storing and managing information regarding the execution of duties by Directors

(a)
The decision making process leading to the Board of Directors Meetings shall be streamlined based on the rules and decision making standards of meetings such as Board of Directors Meetings or Management Strategy Meetings.

(b)	The division of duties and authorities of each organization shall be clearly defined to streamline the business process based on the division of duties rules and decision making standards.

(c)	Information (documents or electromagnetic records) regarding the execution of duties by Directors shall be stored and maintained based on the document management rules.

(4)	System for ensuring appropriate execution of business within corporate group

(a)
The appropriate execution of the Group business shall be ensured by appointing the executive officer in charge of the affiliates and by complying with the rules for management of the affiliates that prescribe matters to be approved or reported.

(b)	The compliance officer shall be appointed at each affiliate company to establish and enhance the compliance structure through exchange of information.

(5)	System related to employee assigned to support statutory auditors, and matters related to independence from directors of employee thus assigned

(a)	The secretariat office for statutory auditors shall be established when the request is made by the statutory auditors to assign employees to support them.

(b)
Matters regarding selection, employment system, conditions and authorities of the employee to support the statutory auditors shall be determined in consultation with the statutory auditors by taking the independence of the employee into consideration.

(6)	System to make reports to statutory auditors and system for ensuring effective audit by statutory auditors

(a)
The directors and employees shall make periodic reports to statutory auditors regarding business conditions and other matters. If any event that may have a serious effect on the Group occurs, the directors and employees shall promptly report the matter to the statutory auditor.

(b)	An appropriate environment for statutory auditors to attend meetings such as the Board of Directors Meetings and other meetings regarding performance of important businesses shall be established.

(c)
Appropriate opportunities and environment for statutory auditors to periodically exchange views and information with representative directors as well as to individually exchange views and information with executive officers shall be provided or established.

(d)	An appropriate environment for statutory auditors to work in collaboration with the Internal Auditing Department and to implement efficient audits shall be established.

Consolidated Balance Sheet
As of March 31, 2012
Unit:  Millions of yen
Accounts	Amount	Accounts	Amount

(Assets)		(Liabilities)
Current assets	84,143	Current liabilities	85,148
Cash and deposits	13,990	Accounts and notes payable-Trade	51,309
Accounts and notes receivable-Trade	57,736	Short-term bank loans	20,006
Real estate for sale	1,204	Current portion of bonds	900
Construction work in progress	1,234	Accrued income taxes	202
Real estate under construction	4,019	Advances on construction work in progress	5,628
Deferred tax assets	645	Allowance for warranty on completed construction contracts	538
Others	5,449	Accrued bonuses	193
Allowance for doubtful accounts	(137)	Allowance for losses on construction contracts	64
		Allowance for contingent losses	364
Noncurrent assets	38,429	Deferred tax liabilities	－
Property and equipment	19,221	Others	5,940
Buildings and structures	12,759	Noncurrent liabilities	14,689
Land	14,785	Bonds	450
Others	2,335	Long-term bank loans	7,027
Accumulated depreciation	(10,658)	Deferred tax liability on land revaluation	3,864
Intangible assets	373	Accrued retirement benefits	2,510
Software	117	Others	837
Others	256	Total liabilities	99,838
Investments and other assets	18,834	(Net assets)
Investment securities	14,494	Shareholders’ equity	17,796
Deferred tax assets	2,424	Common stock	8,985
Others	3,643	Capital surplus	5,474
Allowance for doubtful accounts	(1,727)	Retained earnings	3,795
		Treasury stock	(459)
		Valuation and translation adjustments	4,729
		Unrealized gains on securities	1,578
		Deferred losses on derivative financial instruments used for hedge accounting	(4)
		Land revaluation difference	3,152
		Foreign currency translation adjustment	2
		Minority interests in consolidated subsidiaries	209
		Total net assets	22,735
Total assets	122,573	Total liabilities and net assets	122,573

Consolidated Statement of Income
April 1, 2011 to March 31, 2012
Unit:  Millions of yen
Accounts	Amount

Operating revenues
Constructions	159,095
Real estate	10,284	169,379
Cost of operating revenues
Cost of constructions	150,962
Cost of real estate	7,970	158,932
Gross profit
Gross profit of constructions	8,133
Gross profit of real estate	2,314	10,447
Selling, general and administrative expenses		7,797
Operating income		2,649
Non-operating income
Interest and dividends income	200
Investment earning in anonymous association	291
Others	182	675
Non-operating expenses
Interest expense	883
Commitment fee	143
Others	360	1,387
Ordinary income		1,937
Extraordinary profit
Gain on sales of noncurrent assets	86
Gain on sales of investment securities	235
Gain on sales of land	278
Gain on negative goodwill	146	747
Extraordinary loss
Impairment loss	469
Loss on revaluation of investment securities	138
Provision of allowance for contingent loss	364
Loss on disaster	143
Others	191	1,308
Income before income taxes and minority interests		1,376
Income taxes – current	246
Income taxes – deferred	278	524
Income before minority interests		852
Minority interests in income of consolidated subsidiaries		45
Net income		806

Consolidated Statement of Changes in Net Assets
April 1, 2011 to March 31, 2012

Unit:  Millions of yen
	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of April 1, 2011	8,985	5,474	2,723	(459)	16,724
Changes during the consolidated fiscal year
Cash dividends			(124)		(124)
Net income			806		806
Treasury stock acquired, net				(0)	(0)
Reversal of land revaluation difference			389		389
Net changes of items other than shareholders’ equity during the consolidated fiscal year
Total changes of items during the consolidated fiscal year	－	－	1,072	(0)	1,071
Balance as of March 31, 2012	8,985	5,474	3,795	(459)	17,796

	Valuation and translation adjustments
	Unrealized gains on securities	Deferred losses on derivative financial instruments used for hedge accounting	Land revaluation difference	Foreign currency translation adjustment	Total valuation and translation adjustments	Minority interests in consolidated subsidiaries	Total net assets
Balance as of April 1, 2011	775	(7)	2,993	48	3,810	327	20,861
Changes during the consolidated fiscal year
Cash dividends from surplus							(124)
Net income							806
Treasury stock acquired, net							(0)
Reversal of land revaluation difference							389
Net changes of items other than shareholders’ equity during the consolidated fiscal year	803	2	159	(46)	918	(117)	801
Total changes of items during the consolidated fiscal year	803	2	159	(46)	918	(117)	1,873
Balance as of March 31, 2012	1,578	(4)	3,152	2	4,729	209	22,735

Non-consolidated Balance Sheet
As of March 31, 2012

(Unit : Millions of yen)

Accounts	Amount	Accounts	Amount

( Assets )		( Liabilities )
Current assets	78,912	Current liabilities	81,807
Cash and deposits	10,427	Notes payable-Trade	7,107
Notes receivable-Trade	1,381	Accounts payable	42,536
Accounts receivable	55,391	Short-term bank loans	19,468
Real estate for sale	1,136	Current portion of bonds	900
Construction work in progress	1,121	Accrued amount payable	451
Real estate under construction	4,002	Accrued income taxes	154
Deferred tax assets	635	Advances on construction work in progress	5,470
Suspense payments	2,445	Deposits payable	4,475
Others	2,507	Allowance for warranty on completed construction contracts	537
Allowance for doubtful accounts	(136)	Accrued bonuses	174
		Allowance for losses on construction contracts	63
Noncurrent assets	37,037	Allowance for contingent losses	364
Property and equipment	16,966	Others	104
Buildings and structures	11,344
Machinery and vehicles	1,120	Noncurrent liabilities	13,161
Tools, equipment and fixtures	623	Bonds	450
Tangible leased assets	439	Long-term bank loans	5,676
Land	13,674	Deferred tax liability on land revaluation	3,864
Accumulated depreciation	(10,236)	Accrued retirement benefits	2,475
Intangble assets	368	Others	695
Software	115
Others	253	Total liabilities	94,969
Investments and other assets	19,702
Investment securities	14,421	( Net assets )
Investments in subsidiaries and affiliates	1,092	Shareholders’ equity	16,249
Long-term loans receivable	841	Common stock	8,985
Bankrupt or quasi-bankrupt assets	2,027	Capital surplus	5,474
Long-term prepaid expense	25	Legal capital surplus	2,246
Deferred tax assets	2,389	Other capital surplus	3,227
Others	795	Retained earnings	2,249
Allowance for doubtful accounts	(1,890)	Other retained earnings	2,249
		Reserve for renewal of assets	473
		Retained earnings brought forward	1,775
		Treasury stock	(459)
		Valuation and translation adjustments	4,731
		Unrealized gains on securities	1,578
		Land revaluation difference	3,152

		Total net assets	20,981
Total assets	115,950	Total liabilities and net assets	115,950

Non-consolidated Statement of Income

April 1, 2011 to March 31, 2012

(Unit : Millions of yen)
Accounts	Amount

Operating revenues
Constructions	152,707
Real estate	7,681	160,389
Cost of operating revenues
Cost of constructions	144,955
Cost of real estate	5,771	150,727
Gross profit
Gross profit of constructions	7,752
Gross profit of real estate	1,910	9,662
Selling, general and administrative expenses		7,087
Operating income		2,574
Non-operating income
Interest and dividends income	494
Investment earning in anonymous association	291
Others	176	962
Non-operating expenses
Interest expense	739
Commitment fee	143
Provision of allowance for doubtful accounts	163
Others	201	1,248
Ordinary income		2,288
Extraordinary profit
Gain on sales of investment securities	235
Others	21	257
Extraordinary loss
Impairment loss	89

Loss on revaluation of investments in subsidiaries and affiliates	408

Loss on revaluation of investment securities	138
Loss on disaster	143
Provision of allowance for contingent loss	364
Others	191	1,336
Income before income taxes		1,209
Income taxes – current	95
Income taxes – deferred	274	369
Net income		839

Non-consolidated Statement of Changes in Net Assets

April 1, 2011 to March 31, 2012

(Unit : Millions of yen)
	Shareholders’ equity
		Capital surplus			Retained earnings
					Other retained earnings
	Common stock	Legal capital surplus	Other capital surplus	Total capital surplus	Reserve for renewal of assets	Retained earnings brought forward	Total retained earnings	Treasury stock	Total shareholders’ equity
Balance as of April 1, 2011	8,985	2,246	3,227	5,474	492	651	1,144	(459)	15,145
Changes during the fiscal year
Cash dividends						(124)	(124)		(124)
Reversal of reserve for renewal of assets					(19)	19	－		－
Net income						839	839		839
Treasury stock acquired, net								(0)	(0)
Reversal of land revaluation difference						389	389		389
Net changes of items other than shareholders’ equity during the fiscal year
Total changes of items during the fiscal year	－	－	－	－	(19)	1,123	1,104	(0)	1,104
Balance as of March 31, 2012	8,985	2,246	3,227	5,474	473	1,775	2,249	(459)	16,249

	Valuation and translation adjustments			Total net assets
	Unrealized gains on securities	Land revaluation difference	Total valuation and translation adjustments
Balance as of April 1, 2011	775	2,993	3,768	18,913
Changes during the fiscal year
Cash dividends				(124)
Reversal of reserve for renewal of assets				－
Net income				839
Treasury stock acquired, net				(0)
Reversal of land revaluation difference				389
Net changes of items other than shareholders’ equity during the fiscal year	803	159	962	962
Total changes of items during the fiscal year	803	159	962	2,067
Balance as of March 31, 2012	1,578	3,152	4,731	20,981

Independent Auditors’ Report*

* English Translation.  This audit report has been translated to English from the original report in Japanese for the convenience of the readers. Reading this report is not a substitute for reading the original report in Japanese.

May 24, 2012
To the Board of Directors of ANDO Corporation

Kiyoshi Nagaoka, Designated Limited Partner and Executive Partner, Certified Public Accountant Hisayoshi Kawamatsu, Designated Limited Partner and Executive Partner, Certified Public Accountant

Grant Thornton Taiyo ASG LLC

We have audited the accompanying consolidated financial statements of ANDO Corporation and its subsidiaries, which comprise the consolidated balance sheet as at March 31, 2012, and the consolidated statements of income, changes in net assets, and notes to consolidated financial statements for the year then ended, pursuant to the stipulations in Article 444 Clause 4 of the Companies Act.

Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of ANDO Corporation and its subsidiaries as at March 31, 2012 and their consolidated financial performance for the year then ended in accordance with accounting principles generally accepted in Japan.

Emphasis of Matter
Without qualifying our opinion, we draw attention to the following. As described in the “Notes to Significant Subsequent Events”, at the meeting of the Board of Directors held on May 24, 2012, the Company resolved to enter into, and entered into, a merger agreement to be effective on April 1, 2013.

Conflict of Interest
The Company and Grant Thornton Taiyo ASG LLC and/or its executive partners have no conflict of interests in each other that need to be detailed pursuant to the Certified Public Accountants Act.

Independent Auditors’ Report*

* English Translation. This audit report has been translated to English from the original report in Japanese for the convenience of the readers. Reading this report is not a substitute for reading the original report in Japanese.

May 24, 2012
To the Board of Directors of ANDO Corporation

Kiyoshi Nagaoka, Designated Limited Partner and Executive Partner, Certified Public Accountant Hisayoshi Kawamatsu, Designated Limited Partner and Executive Partner, Certified Public Accountant

Grant Thornton Taiyo ASG LLC

We have audited the accompanying financial statements of ANDO Corporation, which comprise the balance sheet as at March 31, 2012, and the statements of income, changes in net assets, notes to financial statements, and supporting schedules for the 95th business year then ended, pursuant to the stipulations in Article 436 Clause 2 Item 1 of the Companies Act.

Management’s Responsibility for Financial Statements and Supporting Schedules
Management is responsible for the preparation and fair presentation of these financial statements and supporting schedules attached thereto in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and supporting schedules that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements and supporting schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements and supporting schedules are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and supporting schedules. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements and supporting schedules, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and supporting schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and supporting schedules.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements and supporting schedules present fairly, in all material respects, the financial position of ANDO Corporation as at March 31, 2012, and its financial performance for the 95th business year then ended in accordance with accounting principles generally accepted in Japan.

Emphasis of Matter
Without qualifying our opinion, we draw attention to the following. As described in the “Notes to Significant Subsequent Events”, at the meeting of the Board of Directors held on May 24, 2012, the Company resolved to enter into, and entered into, a merger agreement to be effective on April 1, 2013.

Conflict of Interest
The Company and Grant Thornton Taiyo ASG LLC and/or its executive partners have no conflict of interests in each other that need to be detailed pursuant to the Certified Public Accountants Act.

Copy of Audit Reports of Board of Statutory Auditors

Statutory Auditors’ Report

The Board of Statutory Auditors have examined execution of duties by directors during the 95th business year ended March 31, 2012 based on audit reports prepared by each statutory auditor, have prepared the Statutory Auditors’ Report and reports as follows.

1.	Methods and Details of Audit by Statutory Auditors and Board of Statutory Auditors
The Board of Statutory Auditors determined the audit policy and audit plan, received a report from each statutory auditor on execution and results of audits, and received reports from the directors, etc., and Accounting Auditors on execution of their respective functions, and called for explanations as necessary.
Each statutory auditor worked to communicate with the directors, auditing department, and other employees, strived to collect information and improve the auditing environment, attended the Board of Directors meetings and other important meetings, received reports from directors and employees on execution of their respective functions and called for explanations as necessary, inspected documents on important resolutions, examined the state of business and assets at the head office and other significant places of business, and monitored and validated details of the Board of Directors resolutions on internal control systems and development and operation of the systems pursuant to the resolutions, based on the auditing standards set forth for statutory auditors by the Board of Statutory Auditors and in accordance to the audit policy and audit plan.
The Board of Statutory Auditors also received reports from directors, etc. and Grant Thornton Taiyo ASG on the assessment and state of audit on the internal control pertinent to financial reporting, and called for explanations as necessary.
The Board of Statutory Auditors also worked to communicate and exchange information with directors, statutory auditors, etc. of subsidiaries, and questioned about execution of functions and examined the state of business and assets on site as necessary. Based on these methods, the Board of Statutory Auditors reviewed the business report and supporting schedules for the business year ended March 31, 2012.
Further, the Board of Statutory Auditors monitored and validated if the Accounting Auditors maintained an independent standpoint and carried out fair auditing, received reports from the Accounting Auditors on execution of their functions, and called for explanations as necessary. The Board of Statutory Auditors received the notice from the Accounting Auditors to the effect that the organizational structure to ensure proper execution of functions is in place pursuant to certain appropriate standards, and called for explanations as necessary. Based on these methods, the Board of Statutory Auditors reviewed the financial statements, supporting schedules, and consolidated financial statements for the business year ended March 31, 2012.

2.	Audit Results
(1)	Results of Audit of Business Report, etc.
a.
In the opinion of the Board of Statutory Auditors, the business report and supporting schedules present fairly the state of the Company pursuant to laws and regulations as well as the Articles of Incorporation.

b.
The Board of Statutory Auditors has not identified any material fraudulent act or violation of laws and regulations and the Articles of Incorporation in the course of execution of functions of the directors.

c.
In the opinion of the Board of Statutory Auditors, details of the Board of Directors resolutions on the internal control system are appropriate, and no points to be noted have been identified concerning execution of functions of the directors concerning the internal control systems, including the internal control pertinent to financial reporting.

(2)	Audit Results of Financial Statements and Supporting Schedules
In the opinion of the Board of Statutory Auditors, the methods and results of audit of Grant Thornton Taiyo ASG on the financial statements and supporting schedules are appropriate.

(3)	Audit Results of Consolidated Financial Statements
In the opinion of the Board of Statutory Auditors, the methods and results of audit of Grant Thornton Taiyo ASG on the consolidated financial statements are appropriate.

May 24, 2012

Board of Statutory Auditors of ANDO Corporation
Motonori Kinoshita, Standing Statutory Auditor
Shigehiro Wakamatsu, Standing Statutory Auditor
Takashi Ejiri, Outside Statutory Auditor
Yutaka Higashihara, Outside Statutory Auditor